Exhibit 99.2

ProteinSimple

Index to Consolidated Financial Statements

Years Ended December 31, 2011, 2012 and 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of ProteinSimple:

We have audited the accompanying consolidated balance sheets of ProteinSimple as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income and (loss), convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProteinSimple at December 31, 2012 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Jose, California

April 30, 2014

ProteinSimple

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,		March 31, 2014
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,715	$12,160	$12,135
Accounts receivable, net	9,638	9,166	10,711
Inventory	4,796	6,171	6,346
Prepaid expenses and other current assets	1,270	551	2,217

Total current assets	20,419	28,048	31,409

Property and equipment, net	1,351	1,918	2,110
Deposit and other assets	439	434	711
Intangible assets, net	10,814	7,666	7,178
Goodwill	30,815	30,815	30,815

Total assets	$63,838	$68,881	$72,223

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,643	$1,836	$2,707
Accrued liabilities	3,512	4,451	4,125
Short-term debt	8,214	10,664	6,503
Deferred revenue	1,550	2,170	2,738

Total current liabilities	14,919	19,121	16,073
Other liabilities:
Long-term debt	3,677	3,677	10,000
Deferred tax liability	2,048	1,612	1,454
Deferred revenue, long-term	411	499	575
Other long-term liabilities	1,030	887	1,311

Total other liabilities	7,166	6,675	13,340

Commitments and contingencies (see Note 6)

Convertible preferred stock, $0.0001 par value:
78,835 shares authorized at December 31, 2012 and 2013 and March 31, 2014; 77,955 shares issued and outstanding at December 31, 2012 and 2013 and March 31, 2014, respectively (aggregate liquidation preference of $109,898 at December 31, 2012 and 2013 and March 31, 2014)	107,708	107,708	107,708

Stockholders’ equity (deficit):
Common stock, $0.0001 par value:
160,000 shares authorized at December 31, 2012 and 2013 and March 31, 2014; 6,302 and 22,138 and 22,587 shares issued and outstanding at December 31, 2012 and 2013 and March 31, 2014, respectively	1	1	2
Additional paid-in capital	2,849	3,728	3,881
Accumulated other comprehensive loss	(141)	(707)	(1,045)
Accumulated deficit	(68,664)	(67,645)	(67,736)

Total stockholders’ equity (deficit)	(65,955)	(64,623)	(64,898)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$63,838	$68,881	$72,223

See accompanying notes to consolidated financial statements.

ProteinSimple

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Revenue	$33,774	$40,301	$51,099	$10,357	$13,095
Cost of goods sold	13,905	15,081	16,709	3,553	4,226

Gross profit	19,869	25,220	34,390	6,804	8,869

Operating expenses:
Research and development	6,664	6,372	6,480	1,517	1,804
Selling, general and administrative	24,537	22,820	26,094	6,211	7,008

Total operating expenses	31,201	29,192	32,574	7,728	8,812

Income (loss) from operations	(11,332)	(3,972)	1,816	(924)	57
Interest and other expense (net)
Interest and other income	24	367	465	99	229
Interest and other expense	(349)	(588)	(644)	(143)	(162)

Total interest and other expense, net	(325)	(221)	(179)	(44)	67

Income (loss) before taxes	(11,657)	(4,193)	1,637	(968)	124
Tax provision (benefit)	(420)	200	618	20	215

Net income (loss)	$(11,237)	$(4,393)	$1,019	$(988)	$(91)

Net income (loss) attributable to common stockholders	$(11,237)	$(4,393)	$—	$(988)	$(91)

Net income (loss) per share attributable to common stockholders:
Basic	$(2.06)	$(0.73)	$0.00	$(0.15)	$(0.01)

Diluted	$(2.06)	$(0.73)	$0.00	$(0.15)	$(0.01)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	5,447	6,020	7,359	6,506	8,324

Diluted	5,447	6,020	14,780	6,506	8,324

See accompanying notes to consolidated financial statements.

ProteinSimple

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Net income (loss)	$(11,237)	$(4,393)	$1,019	$(988)	$(91)
Change in fair value of interest rate swap	—	(111)	2	(58)	(117)
Foreign currency translation adjustment, net of tax of $0 and $0 for the years ended December 31, 2012 and 2013, respectively	(35)	5	(568)	(96)	(221)

Comprehensive income (loss)	$(11,272)	$(4,499)	$453	$(1,142)	$(429)

See accompanying notes to consolidated financial statements.

ProteinSimple

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2010	69,288	$95,207	5,330	$1	$1,829	$—	$(53,034)	$(51,204)
Issuance of Series F convertible preferred stock to investors at $1.50 per share and warrants for common stock in May 2011, net of issuance costs of $42	8,667	12,501	—	—	458	—	—	458
Issuance of common stock upon issuance of stock options	—	—	227	—	24	—	—	24
Stock based compensation expense	—	—	—	—	256	—	—	256
Foreign currency translation adjustment	—	—	—	—	—	(35)	—	(35)
Net loss	—	—	—	—	—	—	(11,237)	(11,237)

Balance at December 31, 2011	77,955	107,708	5,557	1	2,567	(35)	(64,271)	(61,738)

Issuance of common stock upon exercise of stock options	—	—	745	—	79	—	—	79
Stock-based compensation expense	—	—	—	—	203	—	—	203
Change in fair value of interest rate swap	—	—	—	—	—	(111)	—	(111)
Foreign currency translation adjustment	—	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	—	(4,393)	(4,393)

Balance at December 31, 2012	77,955	107,708	6,302	1	2,849	(141)	(68,664)	(65,955)

Issuance of common stock upon exercise of stock options	—	—	15,836	—	202	—	—	202
Stock-based compensation expense	—	—	—	—	677	—	—	677
Change in fair value of interest rate swap	—	—	—	—	—	2	—	2
Foreign currency translation adjustment	—	—	—	—	—	(568)	—	(568)
Net income	—	—	—	—	—	—	1,019	1,019

Balance at December 31, 2013	77,955	$107,708	22,138	$1	$3,728	$(707)	$(67,645)	$(64,623)

Issuance of common stock upon exercise of stock options(*)	—	—	449	1	49	—	—	50
Stock based compensation expense(*)	—	—	—	—	104	—	—	104
Change in fair value of interest rate swap(*)	—	—	—	—	—	(117)	—	(117)
Foreign currency translation(*)	—	—	—	—	—	(221)	—	(221)
Net loss(*)	—	—	—	—	—	—	(91)	(91)

Balance at March 31, 2014(*)	77,955	$107,708	22,587	$2	$3,881	$(1,045)	$(67,736)	$(64,898)

(*)	Unaudited

See accompanying notes to consolidated financial statements.

ProteinSimple

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Operating activities
Net income (loss)	$(11,237)	$(4,393)	$1,019	$(988)	$(91)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,186	1,357	1,072	287	308
Amortization of intangible assets	2,274	2,586	2,408	647	489
Impairment of intangible assets	—	—	740	—	—
Stock-based compensation expense	256	203	677	425	104
Other	11	(178)	(62)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,895)	(912)	174	1,763	(1,519)
Inventory	(1,778)	7	(1,702)	(595)	(298)
Prepaid expenses and other assets	99	(558)	686	(346)	(1,950)
Accounts payable	481	(1,826)	226	195	662
Accrued and other liabilities	(1,558)	(137)	903	(1,499)	(108)
Deferred revenue	835	(343)	775	997	697
Deferred tax liability	(545)	746	(359)	—	—

Net cash provided by (used in) operating activities	(11,871)	(3,448)	6,557	886	(1,706)
Investing activities
Purchase of property and equipment	(1,181)	(148)	(1,430)	(120)	(451)
Acquisition of Brightwell Technologies Inc., net of cash acquired	(4,584)	—	—	—	—
Repayment of loans acquired in Brightwell Technologies Inc. acquisition	(4,173)	—	—	—	—

Net cash used in investing activities	(9,938)	(148)	(1,430)	(120)	(451)
Financing activities
Proceeds from issuance of convertible preferred stock	12,960	—	—	—	—
Proceeds from exercise of common stock options	24	72	202	46	50
Proceeds from revolving credit facility	1,669	5,318	5,529	604	969
Repayments on revolving credit facilities	—	(3,608)	(3,079)	(45)	(2,810)
Proceeds from term loan	3,400	1,500	—	—	4,000

Net cash provided by financing activities	18,053	3,282	2,652	605	2,209

Effect of exchange rate changes on cash and cash equivalents	(60)	23	(334)	(63)	(77)
Net (decrease) increase in cash and cash equivalents	(3,816)	(291)	7,445	1,308	(25)
Cash and cash equivalents at beginning of year	8,822	5,006	4,715	4,715	12,160

Cash and cash equivalents at end of year	$5,006	$4,715	$12,160	$6,023	$12,135

Supplemental disclosures of cash flow information
Cash paid for interest	$234	$406	$438	$87	$125

Income tax paid	$103	$15	$13	$3	$30

Noncash investing and financing activity
Purchase of property and equipment, accrued but not paid	$—	$18	$121	$—	$289
Common stock issued in exchange for promissory notes	$—	$—	$1,475	$1,475	$—

See accompanying notes to consolidated financial statements.

ProteinSimple

Notes to Consolidated Financial Statements

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

1. Organization and Basis of Presentation and Consolidation

ProteinSimple (“ProteinSimple” or the “Company”), a life sciences instrumentation company, was incorporated in the state of Delaware on December 20, 2000, as Signal Analytics, Inc. In September 2003, the Company changed its name to Cell Biosciences, Inc. In July 2011, the Company changed its name to ProteinSimple.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the results of ProteinSimple and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain judgments, assumptions and estimates that affect the reported amounts in several areas, including, but not limited to, those related to revenue recognition, collectability of accounts receivable, contingent liabilities, fair value of share-based awards, fair value of financial instruments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, and income taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates and such differences could be material to the Company’s consolidated financial position and results of operations.

Unaudited Interim Consolidated Financial Information

The accompanying consolidated balance sheet as of March 31, 2014, the consolidated statements of operations, statements of comprehensive loss and cash flows for the three months ended March 31, 2013 and 2014 and the consolidated statement of convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2014 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of March 31, 2014 and results of operations and cash flows for the three months ended March 31, 2013 and 2014. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three month periods are unaudited. The results of the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2014 or for any other interim period or other future year.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Foreign Currency Translation

The U.S. dollar is the functional currency for the Company. The functional currencies of the subsidiaries are the local currencies, which are translated to the U.S. dollar at each period end. Assets and liabilities were translated at rates of exchange at the balance sheet date and income and expense items are translated at average monthly rates of exchange. The resulting translation adjustments were included in accumulated other comprehensive loss, a separate component of stockholders’ deficit.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Company operates in one segment. Management uses one measurement of profitability and does not segregate its business for internal reporting.

Revenue Recognition

A majority of the Company’s revenue is derived from the sale of instruments to end-users with a one-year warranty. Other revenue is primarily derived from the sale of consumables and extended warranty contracts.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. No right of return exists for the Company’s products except in the case of damaged goods. The Company has not experienced any significant returns of its products. Shipping and handling costs are expensed as incurred and included in cost of sales. In those cases where the Company bills shipping and handling costs to customers, the amounts billed are classified as revenue. Revenue for product sales is recognized generally upon shipment and transfer of title to the customer, provided all other criteria for revenue recognition are met. Revenue for extended warranty contracts is recognized ratably over the agreement period, which is generally one to two years.

For multiple element arrangements, the total consideration for an arrangement is allocated among the separate elements in the arrangement based on a selling price hierarchy. The selling price hierarchy for a deliverable is based on: 1) vendor specific objective evidence (“VSOE”), if available; 2) third party evidence of selling price if VSOE is not available; or 3) an estimated selling price, if neither VSOE nor third party evidence is available. Estimated selling price is the Company’s best estimate of the selling price of an element in a transaction. The Company limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services or other future performance obligations. The Company recognizes revenue for delivered elements only when the Company determines there are no uncertainties regarding customer acceptance.

Advance payments received in excess of amounts earned, such as funds received in advance of products to be delivered or services to be performed, are classified as deferred revenue until earned.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Cost of Goods Sold

Cost of goods sold for manufactured components consists of raw material part costs and associated freight, shipping and handling costs, contract manufacturer costs, personnel costs, yield loss, stock-based compensation, overhead and other direct costs related to those sales recognized as product revenue in the period. Period costs, which consist primarily of logistic costs, manufacturing ramp-up costs, expenses for inventory obsolescence, lower-of-cost-or-market adjustments and warranty obligations, are recognized in the period in which they are incurred. Costs of providing services are included in cost of goods sold in the period in which they are incurred.

Reserve for Product Warranties

The Company warrants its systems to be free from defects for a period of generally 12 months from the date of sale and its disposable products to be free from defects, when handled according to product specifications, for the stated life of such products. Accordingly, a provision for the estimated cost of warranty repair or replacement is recorded at the time revenue is recognized. The Company’s warranty provision is established using management’s estimate of future failure rates and future costs of repairing any failures during the warranty period or replacing any disposable products with defects.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, research supplies, materials for prototypes and allocated overhead costs that include facility and other overhead costs.

Cash and Cash Equivalents

Cash equivalents are stated at fair value. Cash equivalents include only securities having an original maturity of three months or less at the time of purchase. The Company limits its credit risk associated with cash and cash equivalents by placing its investments with banks it believes are highly creditworthy and with highly rated money market funds. As of December 31, 2012 and 2013 and March 31, 2014, cash and cash equivalents consisted of bank deposits and investments in money market funds.

Derivative Financial Instruments

The Company holds a derivative financial instrument to manage interest rate risk, which is recorded at fair value and is included in other long-term liabilities.

The accounting policy for derivative financial instruments are based on whether they meet the criteria for designation as a cash flow hedge. The criteria for designating a derivative as a cash flow hedge include the assessment of the instrument’s effectiveness in risk reduction, matching of the derivative instrument to its underlying transaction and the assessment of the probability that the underlying transaction will occur. For derivatives with cash flow hedge accounting designation, we report the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income (loss) and reclassify it into earnings in the same period or periods in which the hedged transaction affects earnings, and in the same line item on the consolidated statements of income as the impact of the hedged transaction. Derivatives that are designated as cash flow hedges are classified in the consolidated statements of cash flows in the same section as the underlying item, primarily within cash flows from financing activities.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including the Company’s accounts receivable and accounts payable, approximate fair value due to their short maturities. Based on currently available borrowing rates, the carrying values of the debt and long-term liabilities approximate fair value.

Concentrations of Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are primarily placed with financial institutions in the United States and issuers with a high-quality credit rating. The Company believes that it has established guidelines for investment of its excess cash in order to maintain liquidity through its policy of diversification and investment maturity. The Company has historically not experienced significant credit losses from investments and accounts receivable. The Company performs a regular review of customer activity and associated credit risks.

As of December 31, 2012, no customer accounted for more than 10% of accounts receivable. As of December 31, 2013, one customer accounted for approximately 11% of accounts receivable. As of March 31, 2014, no customer accounted for more than 10% of accounts receivable.

As of December 31, 2012, no vendor accounted for more than 10% of accounts payable. As of December 31, 2013, one vendor accounted for approximately 11% of accounts payable. As of March 31, 2014, no vendor accounted for more than 10% of accounts payable.

Accounts Receivable

Trade accounts receivable are recorded net of an allowance for doubtful accounts, are stated at the net invoice value and are not interest bearing. The Company considers receivables past due based on whether the amounts owed are outstanding beyond the period indicated in the contractual payment terms. The Company reviews its credit exposure to amounts receivable and records an allowance for doubtful accounts against specific amounts if collectability is no longer reasonably assured. The Company re-evaluates such allowances on a regular basis and adjusts its allowances as needed. The Company’s allowance for doubtful accounts as of December 31, 2012 and 2013 and March 31, 2014, was $44,000, $40,000 and $40,000, respectively.

Deferred Offering Costs

Deferred offering costs consisted primarily of direct incremental costs related to the Company’s proposed initial public offering of its common stock. Approximately $0, $0 and $1.4 million of deferred offering costs are included in prepaid and other current assets on the Company’s consolidated balance sheets as of December 31, 2012 and 2013 and March 31, 2014, respectively. Upon completion of the initial public offering, these amounts will be offset against the proceeds of the offering. If the offering is terminated, the deferred offering costs will be expensed.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Inventory

Inventory is stated at the lower of standard cost (which approximates actual cost) or market, with cost determined on the first-in-first-out method. Allocation of fixed production overheads to conversion costs is based on normal capacity of production. Abnormal amounts of idle facility expense, freight, handling costs and spoilage are expensed as incurred and not included in overhead. Write-downs for inventory obsolescence are established as determined necessary based on historical experience and current expectations of future performance.

Property and Equipment

Property and equipment consist of tools and equipment, computer equipment and software, furniture and leasehold improvements and are recorded at cost. Maintenance and repairs are charged to expense as incurred, and costs of improvements are capitalized. Depreciation expense is provided using the straight-line method based on an estimated useful life that is generally three years, and in the case of leasehold improvements, the remaining term of the lease, unless the useful life of the asset is shorter.

Leases

The Company enters into lease agreements for its manufacturing, laboratory and office facilities. These leases are classified as operating leases. Rent expense is recognized on a straight-line basis over the term of the lease. Incentives granted under the Company’s facilities leases, including allowances to fund leasehold improvements and rent holidays, are recorded as liabilities and are recognized as reductions to rental expense on a straight-line basis over the term of the lease.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over fair value of the net assets acquired. Intangible assets include acquired technology and customer relationships. The cost of identified intangible assets is amortized on a straight-line basis over periods ranging from one to nine years, with the exception of trade names, which have been assigned an indefinite life.

The Company reviews its intangible assets for impairment and conducts the impairment review when events or circumstances indicate the carrying value of a long-lived asset may be impaired by estimating the future undiscounted cash flows to be derived from an asset to assess whether or not a potential impairment exists. If the carrying value exceeds the Company’s estimate of future undiscounted cash flows, an impairment value is calculated as the excess of the carrying value of the asset over the Company’s estimate of its fair market value. Events or circumstances which could trigger an impairment review include a significant adverse change in the business climate, an adverse action or assessment by a regulator, unanticipated competition, significant changes in the Company’s use of acquired assets, the Company’s overall business strategy, or significant negative industry or economic trends.

Goodwill is tested for impairment at a minimum on an annual basis and at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

reporting unit is less than its carrying value. We are organized in one reporting unit. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. The Company conducted its annual impairment tests of goodwill in the fourth quarters of 2013, 2012 and 2011. As a result of these tests, the Company determined that no adjustment to the carrying value of goodwill was required.

During the fourth quarter of 2013, based on the impairment testing described above, management determined that one of its developed technology intangible assets was not recoverable as the technology was no longer projected to be utilized in future product offerings and thus projected cash flows did not exceed carrying value. The technology and other related intangible assets were considered to be fully impaired and the balances were written down to zero. The Company recorded impairment charges of $740,000 in the selling, general and administrative expenses for the year ended December 31, 2013. There were no such impairment charges in 2011, 2012 or during the three months ended March 31, 2013 and 2014.

Advertising Costs

All advertising costs are expensed as incurred. Advertising expense, which is included in selling, general and administrative expenses, totaled approximately $524,000, $166,000 and $305,000 for the years ended December 31, 2011, 2012 and 2013, respectively. Advertising expense totaled approximately $69,000 and $139,000 for the three months ended March 31, 2013 and 2014.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

In determining fair value of the stock-based compensation payments, the Company uses the Black-Scholes-Merton model and a single option award approach, which requires the input of subjective assumptions. These assumptions include: fair value of the common stock, estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate (interest rate), expected dividends and the number of shares subject to options that will ultimately not complete their vesting requirements (forfeitures). Changes in the following assumptions can materially affect the estimate of the fair value of stock-based compensation. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. The factors included, but were not limited to: (i) contemporaneous valuations of the Company’s common stock by an unrelated third party; (ii) the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions; (iii) the rights, preferences and privileges of the Company’s convertible preferred stock relative to those of its common stock; (iv) the rights of freestanding warrants (v) the Company’s results of operations, financial position and capital resources; (vi) current business conditions and projections; (vii) the lack of marketability of the Company’s common stock; (viii) the hiring of key personnel and the experience of management; (ix) the introduction of new products; (x) the risk inherent in the development and expansion of the Company’s products; (xi) the Company’s stage of

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

development and material risks related to its business; (xii) the fact that the option grants involve illiquid securities in a private company; and (xiii) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, in light of prevailing market conditions. The Company uses the simplified calculation of expected life and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. Expected forfeitures are based on the Company’s historical experience.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The Company’s policy is to recognize interest charges and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statement of operations. Accrued interest and penalties, when applicable, are included within the related tax liability in the consolidated balance sheet.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement.

Convertible Preferred Stock Warrants

The Company accounts for its Series D convertible preferred stock warrant as a liability as the underlying shares are deemed to be contingently redeemable. These warrants are classified as liabilities on the consolidated balance sheets at their estimated fair value. At the end of each reporting period, changes in estimated fair value during the period are recorded as a component of interest expense and other, net. The Company will continue to adjust the liability for changes in estimated fair value until the earlier of the expiration of the warrants, exercise of the warrants, or conversion of the warrants, including upon the completion of an IPO, to common stock warrants that will no longer be subject to remeasurement.

Recently Adopted Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013. Retrospective and early adoption is permitted. The Company adopted this guidance in 2013.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

3. Fair Value Measurements

Certain financial assets and liabilities are recorded at fair value. Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial instruments have consisted of Level 1 and Level 2 assets and Level 3 liabilities. Where quoted prices are available in an active market, securities are classified as Level 1 of the valuation hierarchy. Level 1 securities include highly liquid money market funds.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3 within the valuation hierarchy. Level 3 liabilities that are measured at estimated fair value on a recurring basis consists of a convertible preferred stock warrant liability and the Company’s interest rate swap agreement. The primary objective of holding the interest rate swap agreement is to modify the interest characteristics of the Company’s term debt. As of the effective date, we designated the interest rate swap agreement as a cash flow hedge. As a cash flow hedge, unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. The interest rate swap agreement is highly correlated to the changes in prime interest rates. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses will be recorded as a component of interest expense. As of March 31, 2014, the Company recorded $226,000 as part of accumulated other comprehensive loss on the consolidated balance sheet related to the interest rate swap.

The estimated fair values of the outstanding preferred stock warrant liability is measured using the Black-Scholes-Merton option-pricing model. Inputs used to determine estimated fair value include the estimated fair value of the underlying preferred stock at the measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends on convertible preferred stock and expected volatility of the price of the underlying convertible preferred stock.

During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at estimated fair value using Level 3 inputs. There were no transfers within the hierarchy during the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

The following table sets forth the fair value of the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2012 and 2013 and March 31, 2014.

As of December 31, 2012 (in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$1	$—	$—	$1

Interest rate swap liability	$—	$—	$111	$111

Convertible preferred stock warrant liability	$—	$—	$15	$15

As of December 31, 2013 (in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$7,001	$—	$—	$7,001

Interest rate swap liability	$—	$—	$109	$109

Convertible preferred stock warrant liability	$—	$—	$14	$14

As of March 31, 2014 (in thousands):

	Level 1	Level 2	Level 3	Total
	(unaudited)
Money market funds	$6,002	$—	$—	$6,002

Interest rate swap liability	$—	$—	$226	$226

Convertible preferred stock warrant liability	$—	$—	$13	$13

The following table provides a summary of changes in the fair value of the Company’s interest rate swap liability (in thousands):

	Year ended December 31,			Three months ended March 31, 2014
	2011	2012	2013
				(unaudited)
Interest rate swap liability at beginning of the year	$—	$—	$(111)	(109)
Change in fair value of interest rate swap included in accumulated other comprehensive income	—	(111)	2	(117)

Interest rate swap liability at end of the year	—	$(111)	$(109)	$(226)

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

The following table provides a summary of changes in the fair value of the Company’s convertible preferred stock warrant liabilities (in thousands):

	Year ended December 31,			Three months ended March 31, 2014
	2011	2012	2013
				(unaudited)
Convertible preferred stock warrant liability at beginning of the year	$191	$203	$15	$14
Expiration of unexercised Series A convertible preferred stock warrants during the year, included in interest and other (income) expense	—	(184)	—	—
Change in fair value of convertible preferred stock warrant liability included in interest and other (income) expense	12	(4)	(1)	(1)

Convertible preferred stock warrant liability at end of the year	$203	$15	$14	$13

Refer to Note 8 for the assumptions used to value the convertible preferred stock warrant liability.

4. Balance Sheet Components

Allowance for Doubtful Accounts

The following table presents a reconciliation for the allowance for doubtful accounts (in thousands):

	As of December 31,		As of March 31, 2014
	2012	2013
			(unaudited)
Beginning balance	$182	$44	$40
Bad debt (reversal) expense	(60)	41	—
Write-offs	(78)	(45)	—

Ending balance	$44	$40	$40

Inventory

Inventory consisted of the following (in thousands):

	As of December 31,		As of March 31, 2014
	2012	2013
			(unaudited)
Raw materials	$3,610	$4,336	$4,765
Finished products	1,186	1,835	1,581

	$4,796	$6,171	$6,346

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,		As of March 31, 2014
	2012	2013
			(unaudited)
Tools and equipment	$2,625	$3,899	$4,139
Computer equipment and software	907	1,010	1,026
Furniture	295	290	304
Leasehold improvements	767	778	937

	4,594	5,977	6,406
Less accumulated depreciation and amortization	(3,243)	(4,059)	(4,296)

	$1,351	$1,918	$2,110

Depreciation expense was $1,186,000, $1,357,000 and $1,072,000 for the years ended December 31, 2011, 2012 and 2013, respectively. Depreciation expense was $287,000 and $308,000 for the three months ended March 31, 2013 and 2014, respectively.

Intangible Assets, Net

As of December 31, 2013, the carrying value of acquired intangible assets was as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Goodwill	$30,815	$—	$—	$30,815
Developed technology	11,475	(7,034)	(513)	3,928
Customer relationships	2,343	(1,469)	(156)	718
Trade name	3,091	—	(71)	3,020

	$47,724	$(8,503)	$(740)	$38,481

As of March 31, 2014, the carrying value of acquired intangible assets was as follows (in thousands, unaudited):

	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Goodwill	$30,815	$—	$—	$30,815
Developed technology	10,280	(6,784)	—	3,496
Customer relationships	2,060	(1,398)	—	662
Trade name	3,020	—	—	3,020

	$46,175	$(8,182)	$—	$37,993

As of March 31, 2014, the weighted-average amortization periods of developed technology and customer relationships are 2.35 and 3.10 years, respectively. Trade names have been assigned an indefinite life. Amortization expense related to intangible assets was $2,274,000, $2,586,000 and $2,408,000 for the years ended

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

December 31, 2011, 2012 and 2013, respectively. Amortization expense related to intangible assets was $647,000 and $489,000 for the three months ended March 31, 2013 and 2014. The expected future amortization expense of the Company’s definite lived intangible assets is as follows (in thousands):

Year ending December 31:
2014	$1,465
2015	1,414
2016	768
2017	511

$4,158

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2012	2013	2014
			(unaudited)
Accrued compensation	$2,135	$2,181	$889
Accrued professional and consulting services	320	276	1,290
Accrued taxes	173	460	197
Deferred rent	71	68	58
Accrued product warranties	339	492	457
Convertible preferred stock warrant liability	15	14	13
Customer deposits	166	98	245
Other	293	862	976

	$3,512	$4,451	$4,125

Accrued Product Warranty Liability

The following table provides a summary of changes in the Company’s product warrant liability (in thousands):

	Year ended December 31,			Three Months ended March 31, 2014
	2011	2012	2013
				(unaudited)
Balance at beginning of the year	$157	$269	$339	$492
New warranties issued	410	534	784	174
Repairs and replacements	(298)	(464)	(631)	(209)

Balance at end of the year	$269	$339	$492	$457

5. Borrowings

In January 2012, the Company entered into a revised Loan and Security Agreement with Comerica Bank. The credit line was increased to $15,000,000, comprising a $6,000,000 Term Loan, a $6,500,000 Revolving Domestic Credit Facility, and a $2,500,000 Revolving Export Credit Facility.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

In February 2013, the Company entered into an amended Loan and Security Agreement with Comerica Bank. Under this amendment, the Revolving Domestic Credit Facility was increased from $6,500,000 to $7,000,000, and the Revolving Export Credit Facility was decreased from $2,500,000 to $2,000,000 to reflect the Company’s current and projected account balances to enhance borrowing availability. The total credit facility remained at $15,000,000 through 2013.

In March 2014, the Company entered into an amended Loan and Security Agreement with Comerica Bank. Under this amendment, the Revolving Domestic Credit Facility was increased from $7,000,000 to $8,000,000 and the related non-formula availability of $2,000,000 was removed. The Term Loan balance was increased from $6,000,000 to $10,000,000 and the interest only period was extended through February 2015. The Revolving Export Credit Facility was maintained at $2,000,000. The total credit facility increased from $15,000,000 to $20,000,000.

The Term Loan had a required draw, net of principal due on the original term loan, immediately upon inception. Payments were interest only through 2012 which was extended through 2015. Commencing in April 2015, the loan is to be repaid in 36 equal payments of principal plus interest. In 2012, the interest rate on the Term Loan was fixed at 2.45%. Concurrent with certain covenant modifications during 2012, the interest rate was changed to 2.95% from June to December 2012. In 2013, upon amendment, the interest rate on the Term Loan was fixed at 3.00%. At December 31, 2013, the Company owed principal on this facility of $6,000,000. At March 31, 2014 the Company owed principal on this facility of $10,000,000.

The Revolving Domestic Credit Facility can be drawn upon through March 1, 2016 with no requisite utilization of the facility. Advances under the Revolving Domestic Credit Facility are available on a formula of up to 80% of eligible accounts receivable, as defined by the agreement. Repayment is interest only on a monthly basis, with principal due at maturity. In 2012, the interest rate on the Revolving Domestic Credit Facility was floating at Comerica Bank’s Prime plus 0.75%. Concurrent with certain covenant modifications during 2012, the interest rate was changed to Prime plus 1.25% from June to December 2012. In 2013, upon amendment, the interest rate on the Revolving Domestic Credit Facility was floating at Comerica Bank’s Prime plus 1.00%. In March 2014, upon amendment the interest rate is floating at Comerica Bank Prime plus 0.75%. At December 31, 2013, the Company owed principal on this facility of $6,439,000, with interest of 4.25% per annum. At March 31, 2014, the Company owed principal on this facility of $5,632,000, with interest of 4.00% per annum. At March 31, 2014, the Company fully utilized the borrowing capacity under this credit facility.

The Revolving Export Credit Facility can be drawn upon through March 1, 2016 with no requisite utilization of the facility. Advances under the Revolving Export Credit Facility are available on a formula of up to 80% of eligible accounts receivable, as defined by the agreement. Repayment is interest only on a monthly basis, with principal due at maturity. In 2012, the interest rate on the Revolving Export Credit Facility was floating at Comerica Bank’s Prime plus 0.50%. Concurrent with certain covenant modifications during 2012, the interest rate was changed to Prime plus 1.00% from June to September 2012, restored to Prime plus 0.50% in October, and changed again to Prime plus 1.00% from November to December 2012. In 2013, upon amendment, the interest rate on the Revolving Export Credit Facility was floating at Comerica Bank’s Prime plus 0.50%. In March 2014, upon amendment, the interest rate is floating at Comerica Bank’s Prime plus 0.5%. At December 31, 2013, the Company owed principal on this facility of $1,902,000, with interest of 3.75% per annum. At March 31, 2014, the Company owed principal on this facility of $871,000 with interest of 3.75% per annum.

Loan fees of $213,000, $113,000, $113,000 and $263,000 are due in March 2014, July 2015, July 2016 and February 2018, respectively.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

In exchange for the amended Loan and Security Agreement with Comerica Bank in February 2013, the Company paid debt issuance costs of $49,000 which represent financing fees. The Company also had $58,000 of previously deferred financing fees as of the modification date. These fees are included in other assets in the accompanying consolidated balance sheet and are being amortized to interest expense over the revised term of the debt.

At December 31, 2013, March 31, 2014, and at the date of issuance of the financial statements, the Company was in compliance with all loan covenants.

In conjunction with the Loan and Security Agreement, the Company issued a warrant to the lender to purchase 30,000 shares of Series D convertible preferred stock of the Company at an exercise price of $1.50 per share. The warrant is exercisable from the date of issuance through October 30, 2016, and exercise is not contingent on any future events. The fair value of these warrants at the date of issuance was approximately $27,000 and was recorded as a deferred charge and amortized as interest expense over the term of the debt.

As of March 31, 2014, these warrants remained outstanding and exercisable. Immediately prior to the closing of the IPO, these warrants will automatically convert into warrants exercisable for shares of common stock, resulting in the reclassification of the related preferred stock warrant liability to additional paid-in capital.

As of December 31, 2013, future minimum term loan payments were as follows (in thousands):

Year ended December 31:
2014	$2,683
2015	2,514
2016	1,482

Total minimum payments	6,679
Less amount representing interest	(679)

Term loan principal outstanding	$6,000

As of March 31, 2014, future minimum term loan payments are as follows (in thousands, unaudited):

Year ended December 31:
Remainder of 2014	$213
2015	2,779
2016	3,517
2017	3,414
2018	837

Total minimum payments	10,760
Less amount representing interest	(760)

Term loan principal outstanding	$10,000

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Term loan balances (in thousands):

	December 31, 2013	March 31, 2014
		(unaudited)
Current portion of term loan	$2,323	$—
Long-term portion of term loan	3,677	10,000

Term loan principal outstanding	$6,000	$10,000

Short-term debt (in thousands):

	December 31, 2013	March 31, 2014
		(unaudited)
Current portion of term loan	$2,323	$—
Revolving credit facility	8,341	6,503

Short-term debt	$10,664	$6,503

6. Commitments and Contingencies

The Company rents laboratory, manufacturing and office facilities under operating leases, which expire beginning in 2013 through 2016. Aggregate rent expense was $1,166,000, $922,000 and $946,000 for the years ended December 31, 2011, 2012 and 2013, respectively. Rent expense was $233,000 and $261,000 for the three months ended March 31, 2013 and 2014, respectively. The Company’s lease for its Santa Clara facility provides for an option to renew for three years at the market rate.

These leases contain escalating rent payments and rent holidays, which are recognized on a straight-line basis. As part of one lease agreement, the lessor agreed to provide certain financial allowances of approximately $100,000 which are recognized on a straight-line basis.

At December 31, 2013, total future minimum facility lease payments were as follows (in thousands):

Year ended December 31:
2014	$663
2015	389
2016	302

Total minimum payments	1,354

At March 31, 2014, total future minimum facility lease payments are as follows (in thousands, unaudited):

Year ending December 31:
Remainder of 2014	$601
2015	645
2016	559
2017	43

Total minimum lease payments	$1,848

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

7. Convertible Preferred Stock

Convertible Preferred Stock (“Preferred Stock”) at December 31, 2013, consisted of the following (in thousands, except per share amounts):

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Carrying Amount	Liquidation Preference
Series A	14,420	14,070	$1.00	$13,950	$14,070
Series B	17,936	17,936	1.50	26,715	26,904
Series C	7,105	7,105	1.50	10,576	10,657
Series D	10,708	10,677	1.50	15,544	16,017
Series E	6,167	6,167	1.50	9,228	9,251
Series F	22,499	22,000	1.50	31,695	32,999

	78,835	77,955		$107,708	$109,898

The rights and features of the Company’s convertible Preferred Stock are as follows:

Dividends

Holders of the Series A, Series B, Series C, Series D, Series E and Series F convertible Preferred Stock, on a pari passu basis and in preference to the holders of common stock, are entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available, cash dividends at the rate of 8% of the original issue price per annum on each outstanding share of convertible Preferred Stock. Such dividends are cumulative only to the extent declared by the Board of Directors. Upon conversion to common stock, the holder is entitled to receive any declared and unpaid dividends on the shares of convertible Preferred Stock being converted. No cash dividends have been declared or paid to date.

Liquidation Preference

Upon liquidation or winding up of the Company, a greater than 50% change of control, or sale of substantially all of the assets of the Company, the holders of Series D, Series E and Series F convertible Preferred Stock are entitled to receive, prior and in preference to any distribution of the assets to the holders of any other class or series of capital stock, an amount equal to the original issue price plus all declared and unpaid dividends on the Series D, Series E and Series F convertible Preferred Stock. If upon the occurrence of such event the assets and funds shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series D, the Series E and Series F convertible Preferred Stock.

Upon the completion of the distribution to the holders of Series D, Series E and Series F convertible Preferred Stock, the holders of Series C convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets to the holders of any other class or series of capital stock, an amount equal to the original issue price plus all declared and unpaid dividends on the Series C convertible Preferred Stock. If upon the occurrence of such event the assets and funds shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series C convertible Preferred Stock.

Upon the completion of the distribution to the holders of Series C convertible Preferred Stock, the holders of Series B convertible Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

the assets to the holders of any other class or series of capital stock, an amount equal to the original issue price plus all declared and unpaid dividends on the Series B convertible Preferred Stock. If upon the occurrence of such event the assets and funds shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series B convertible Preferred Stock.

Upon the completion of the distribution to the holders of Series B convertible Preferred Stock, the holders of Series A convertible Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of the assets to the holders of any other class or series of capital stock, an amount equal to the original issue price plus all declared and unpaid dividends on the Series A convertible Preferred Stock. If upon the occurrence of such event the assets and funds shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A convertible Preferred Stock.

After the foregoing distributions, the remaining assets available for distribution are distributed among the common stockholders and preferred stockholders, on a pro rata basis, based on the number of shares of common stock held by all holders on an as-converted basis.

Voting

Each share of Preferred Stock has voting rights equal to the number of common shares into which the Preferred Stock is convertible at the record date.

Conversion

Each share of Series A, Series B, Series C, Series D, Series E or Series F convertible Preferred Stock may, at the option of the holder, be converted at any time into the number of shares of common stock to which the holder of the convertible Preferred Stock is entitled according to the applicable conversion rate. The conversion rate is initially set at one-to-one but may be adjusted in accordance with specific events outlined in the Company’s Certificate of Incorporation. The convertible Preferred Stock will be automatically converted immediately prior to the closing of an underwritten initial public offering of at least $7.50 per share and gross proceeds of at least $30,000,000 or the date specified by written consent of the holders of at least 66.67% of the then-outstanding shares of Series F, Series E, Series D, Series C, Series B and Series A convertible Preferred Stock (voting together as a single class on an as-converted-to-common-stock basis).

Redemption

The convertible Preferred Stock is not redeemable.

Classification

The convertible Preferred Stock is not mandatorily redeemable, but a Liquidation Event would constitute a redemption event outside our management’s control. Therefore, all shares of convertible Preferred Stock have been presented outside of permanent equity in accordance with Accounting Standards Certification (“ASC”) 480, Distinguishing Liabilities From Equity. Further, the Company has also elected not to adjust the carrying value of the convertible Preferred Stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. In accordance with ASC 480, if it becomes certain that the convertible Preferred Stock will become redeemable, the carrying amount will be adjusted to equal the fair value of the instrument on the date that the contingent event becomes certain.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

8. Warrants

Warrants on Common Stock

In October 2009, the Company issued 11,209,251 common stock warrants to the investors in conjunction with the closing of its Series D convertible Preferred Stock financing at an exercise price of $0.15 per share, for which the investors paid $0.0001 per share, for a total of $1,000. The warrants are exercisable for five years from October 2009 to December 2009. The fair value of the common stock warrants of $355,000 was calculated using the Black-Scholes-Merton option-pricing valuation model and the following assumptions: volatility of 54.46%, risk-free interest rate of 2.33%, expected life of five years, and dividend yield of 0.00%. The relative value of the common stock warrants was determined to be $347,000 and is included in the Company’s consolidated balance sheets as additional paid-in capital. As of December 31, 2012 and 2013 and March 31, 2014, none of the warrants have been exercised.

In October 2010, the Company issued 13,333,334 common stock warrants to all participating investors in conjunction with the closing of its Series F convertible Preferred Stock financing at an exercise price of $0.10 per share, for which the investors paid $0.0001 per share, for a total of $1,000. The warrants are exercisable for seven years from the date of issuance. The fair value of the common stock warrants of $766,000 was calculated using the Black-Scholes-Merton option-pricing valuation model and the following assumptions: volatility of 53.42%, risk-free interest rate of 1.79%, expected life of seven years, and dividend yield of 0.00%. The relative value of the common stock warrants was determined to be $738,000 and is included in the Company’s consolidated balance sheets as additional paid-in capital. As of December 31, 2012 and 2013 and March 31, 2014, none of the warrants have been exercised.

In May 2011, the Company issued 8,666,666 common stock warrants to all participating investors in conjunction with the second closing of its Series F convertible Preferred Stock financing at an exercise price of $0.09 per share, for which the investors paid $0.0001 per share, for a total of $1,000. The warrants are exercisable for seven years from the date of issuance. The fair value of the common stock warrants of $474,000 was calculated using the Black-Scholes-Merton option-pricing valuation model and the following assumptions: volatility of 47.72% to 47.82%, risk-free interest rate of 2.53%, expected life of seven years, and dividend yield of 0.00%. The relative value of the common stock warrants was determined to be $457,000 and is included in the Company’s consolidated balance sheets as additional paid-in capital. As of December 31, 2012 and 2013 and March 31, 2014, none of the warrants have been exercised.

Warrants on Convertible Preferred Stock

The following convertible Preferred Stock warrant was outstanding and fully vested as of December 31, 2012 and 2013 and March 31, 2014 (in thousands, except per share amounts):

	Price per Share	Shares Outstanding as of December 31,		Fair Value of Warrant Liability as of December 31,		Shares Outstanding as of March 31,	Fair Value of Warrant Liability as of March 31,
		2012	2013	2012	2013	2014	2014
						(unaudited)	(unaudited)
Series D	$1.50	30	30	$15	$14	30	13

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

The carrying value of the outstanding Preferred Stock warrant is recorded as a liability as of December 31, 2012 and 2013 and March 31, 2014. The Company will continue to adjust the preferred stock warrant liabilities for changes in the fair value of the warrant until the earlier of the exercise of the warrant, at which time the liability will be reclassified to temporary equity, or the conversion of the underlying convertible Preferred Stock into common stock, at which time the liability will be reclassified to stockholders’ deficit, or the expiration of the warrant. The estimated fair value of the convertible Preferred Stock warrant was estimated using the following assumptions:

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2014
Volatility	50% - 60%	43%	46%	45%
Risk-free interest rate	01% - 08%	0.5%	0.7%	0.7%
Contractual term (in years)	0.5 - 4.8 years	3.8 years	2.8 years	2.5 years
Expected dividend	0.0%	0.0%	0.0%	0.0%

During 2012, 350,000 warrants for Series A convertible Preferred Stock expired without being exercised. The warrant liability of $184,000 was de-recognized to interest and other income on the accompanying consolidated statements of operations.

9. Common Shares Reserved for Issuance

Shares Reserved for Issuance

The Company had reserved shares of common stock for future issuance at December 31, 2013, as follows (in thousands):

2013 Stock Plan:
Options outstanding	3,541
Shares available for future grant	536
Shares to be issued upon conversion of outstanding Series A convertible Preferred Stock	14,070
Shares to be issued upon conversion of outstanding Series B convertible Preferred Stock	17,936
Shares to be issued upon conversion of outstanding Series C convertible Preferred Stock	7,105
Shares to be issued upon conversion of outstanding Series D convertible Preferred Stock	10,677
Shares to be issued upon conversion of outstanding Series E convertible Preferred Stock	6,167
Shares to be issued upon conversion of outstanding Series F convertible Preferred Stock	22,000
Shares to be issued upon conversion of Series D convertible Preferred Stock upon the exercise of a Series D convertible preferred stock warrant	30
Shares to be issued upon exercise of common stock warrants	33,209

Total common stock reserved for future issuance	115,271

10. Common Stock

2003 Stock Option/Stock Issuance Plan

The Company’s 2003 Stock Option/Stock Issuance Plan (“Stock Plan”) provides for the granting of incentive and non-statutory stock options to employees, officers, directors and consultants of the Company. All option grants are issued at an exercise price equal to at least 85% of the estimated fair value of common stock, as

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

established by the Board of Directors on the date of grant, provided that an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company shall be granted options with a purchase price of at least 110% of the estimated fair value of the common stock on the date of grant.

The Stock Plan expired in January 2013. In April and May of 2013, the Board of Directors and the Company’s stockholders approved the 2013 Equity Incentive Plan. There are no significant differences between the 2003 and 2013 plans. In January 2014, the Board of Directors amended the 2013 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance by 2,336,000 shares to 7,779,453 shares.

Options issued to new employees through May 2008 generally vested 20% on the first anniversary, and the remaining vested monthly over four years thereafter and had a maximum term of 10 years. Options issued to new employees after May 2008 generally vest 25% on the first anniversary and the remaining vest ratably over three years thereafter and have a maximum term of 10 years. Grants of options to existing employees generally vested linearly over five years at 1/60 per month for grants before May 2008, and over four years at 1/48 per month for grants after May 2008. Restricted stock awards are subject to repurchase rights in favor of the Company at the original issuance price, which generally lapse over the vesting term of the awards. Under the Stock Plan and the 2013 Equity Incentive Plan, all options granted are immediately exercisable, subject to the Company’s right of repurchase, at the original exercise price with such right lapsing over the original vesting period of the option.

Stock option activity under the Stock Plan is as follows (in thousands, except per share amounts):

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted- Average Remaining Contractual Term
Balance at December 31, 2012	2,965	16,908	$0.11	$59	7.3
Options granted	(2,967)	2,967	$0.10
Options exercised	—	(15,836)	$0.11
Options forfeited	498	(498)	$0.10

Balance at December 31, 2013	496	3,541	$0.10	$164	7.5

Options authorized for grant*	2,366	—
Options granted*	(1,861)	1,861	$0.15
Options exercised*	—	(449)	$0.11
Options forfeited*	77	(77)	$0.10

Balance at March 31, 2014	1,078	4,876	$0.12	$2,433	8.4

Options vested and expected to vest as of December 31, 2013		3,342	$0.10	$153	7.4

Options vested as of December 31, 2013		2,064	$0.11	$89	6.6

*	unaudited.

The intrinsic value of options exercised during the years ended December 31, 2011, 2012 and 2013, was $0, $3,000 and $693,000, respectively. The intrinsic value of options is the estimated fair value of the stock less the per-share exercise price of the option multiplied by the number of shares. The Board of Directors determined the estimated fair value of the stock to be $0.15 per share at December 31, 2013.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Early Exercise of Stock Options

Terms of the Stock Plan permit option holders to exercise stock options before they are vested, subject to certain limitations. As of December 31, 2012 and 2013, 54,000 and 3,149,750 shares, respectively, were outstanding and unvested subject to these provisions.

In 2013, options for 13,910,475 shares held by certain officers were exercised by means of a promissory note, of which 3,143,083 shares were unvested as of December 31, 2013. The promissory notes, bearing interest rates of 1% and a term of five years, totaled $1,475,000. The principal balance of the promissory notes was $1,475,000 as of December 31, 2013. The shares sold subject to the promissory note are considered an option for accounting purposes and we recorded an incremental non-cash stock-based compensation charge of $484,000 during the year ended December 31, 2013. Therefore, the promissory notes and consideration relating to shares exercised is not recorded on the balance sheet.

As a result of early exercises for cash, approximately 54,000 and 6,667 shares at December 31, 2012 and 2013, respectively, were subject to repurchase by the Company at the original exercise price in the event the optionee’s employment is terminated, either voluntarily or involuntarily. These shares that are subject to a repurchase right held by the Company are included in issued and outstanding shares as of each period presented. The Company treats cash received from the exercise of unvested options as a refundable deposit, shown as a liability in its consolidated balance sheets. As of December 31, 2012 and 2013, the Company included cash received for early exercise of options of $5,000 and $1,000, respectively, in accrued liabilities. Amounts from liabilities are transferred into common stock and additional paid-in capital as the shares vest. The rights generally lapse 25% on the first anniversary of the agreement with the remainder lapsing ratably over three years.

Unvested Shares

The total estimated fair value of unvested shares that vested in 2011, 2012 and 2013 was $8,000, $7,000 and $366,000, respectively. The weighted-average grant-date fair value of non-vested shares at December 31, 2012 and 2013, was $0.05 and $0.06, respectively.

Valuation and Expense Recognition

Total stock-based compensation recognized in the Company’s consolidated statements of operations for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014, was classified as follows (in thousands):

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Cost of goods sold	$3	$6	$5	$1	$3
Research and development	32	28	75	42	17
Selling, general and administrative	221	169	597	382	84

	$256	$203	$677	$425	$104

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

As of December 31, 2013, the total unrecognized compensation expense related to unvested, share-based compensation arrangements previously granted was $262,000, which the Company expects to recognize over a weighted-average period of 2.21 years. No income tax benefit has been recognized relating to stock-based compensation expense, and no tax benefits have been realized from exercised stock options. No stock-based compensation expense was capitalized to inventory in 2011, 2012 or 2013, as the amounts were not significant.

The Company estimated the fair value of stock options using the Black-Scholes-Merton option valuation model for options with time-based vesting terms. The Black-Scholes-Merton model requires the input of complex and subjective assumptions, including (a) the expected term of the award, (b) the expected stock price volatility, (c) the risk-free interest rate and (d) expected dividends. The estimated fair value of these employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The weighted-average grant-date fair value of options granted in 2011, 2012 and 2013 was $0.05, $0.05 and $0.06, respectively.

The fair value of the employee stock options was estimated using the following weighted-average assumptions:

	Year ended December 31,
	2011	2012	2013
Expected term (in years)	5.3 years – 6.1 years	6.0 years – 6.1 years	5.3 years – 6.1 years
Volatility	48.3% – 49.3%	48.4% – 49.3%	53.7% – 55.4%
Risk-free interest rates	1.39% – 2.58%	0.80% – 1.13%	0.80% – 1.65%
Expected dividend	0.00%	0.00%	0.00%
Weighted-average fair value of underlying common stock	$0.10	$0.10	$0.11

The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. When selecting these public companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, stages of development, risk profiles, position within the industry and with historical share price information sufficient to meet the expected life of the stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history of not paying dividends and its expectation that it will not declare dividends for the foreseeable future.

11. Employee Benefit Plans

The Company sponsors a 401(k) plan that stipulates that eligible employees can elect to contribute to the 401(k) plan, subject to certain limitations, on a pretax basis. Pursuant to the plan, the Company does not match any employee contributions.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

12. Net Income (Loss) and Unaudited Pro Forma Net Income Per Share

Basic and diluted net income (loss) per common share is presented in conformity with the two-class method required for participating securities. The Company considers its preferred stock to be participating securities as the holders are entitled to participate in common stock dividends with common stock on an as-converted basis. The holders of convertible preferred stock are also entitled to cumulative dividends prior and in preference to common stock to the extent declared by the board and do not have a contractual obligation to share in the losses of the Company. In accordance with the two-class method, earnings allocated to these participating securities, which include participation rights in undistributed earnings with common stock, are subtracted from net income to determine net income (loss) attributable to common stockholders.

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by basic weighted-average shares outstanding during the period. All participating securities are excluded from basic weighted-average shares outstanding. In computing diluted net income (loss) attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by diluted weighted-average shares outstanding, including potentially dilutive securities.

The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Net income (loss)	$(11,237)	$(4,393)	$1,019	$(988)	$(91)
Less: Undistributed earnings allocated to preferred stockholders	$—	$—	$(1,019)	$—	$—

Net income (loss) attributable to common stockholders	$(11,237)	$(4,393)	$—	$(988)	$(91)

Basic shares:
Weighted-average shares used to compute basic net income (loss) per share	5,447	6,020	7,359	6,506	8,324

Diluted shares:
Weighted-average shares used to compute basic net income (loss) per share	5,447	6,020	7,359	6,506	8,324
Effect of potentially dilutive securities:
Employee stock options	—	—	1,677	—	—
Common stock warrants	—	—	5,744	—	—

Weighted-average shares used to compute diluted net income (loss) per share	5,447	6,020	14,780	6,506	8,324

Net income (loss) per share attributable to common stockholders:
Basic net income (loss) per share	$(2.06)	$(0.73)	$0.00	$(0.15)	$(0.01)

Diluted net income (loss) per share	$(2.06)	$(0.73)	$0.00	$(0.15)	$(0.01)

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

The following securities were excluded from the calculation of diluted net income (loss) per share and pro forma diluted net income per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year ended December 31,			Three months ended March 31,
	2011	2012	2013	2013	2014
				(unaudited)
Employee stock options	18,496	16,908	2,938	5,084	4,876
Preferred stock warrant	30	30	30	30	30

	18,526	16,938	2,968	6,014	4,906

13. Income Taxes

The U.S. and international components of loss from operations are as follows (in thousands):

	Year ended December 31,
	2011	2012	2013
U.S.	$(10,421)	$(5,038)	$(755)
International	(1,236)	845	2,392

Income (loss) from operations	$(11,657)	$(4,193)	$1,637

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the provision for income taxes for the years ended December 31, 2011, 2012 and 2013, are as follows (in thousands):

	Year ended December 31,
	2011	2012	2013
Current:
Federal	$24	$—	$—
State	(7)	16	13
Foreign	87	63	365

Total current	104	79	378
Deferred:
Federal	—	—	(24)
State	11	(4)	(30)
Foreign	(535)	125	294

Total deferred	(524)	121	240

Total provision (benefit)	(420)	$200	$618

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	Year ended December 31,
	2012	2013
Deferred tax assets:
Reserves and accruals	$1,519	$1,311
Net operating losses	31,646	30,918
Tax credits	3,059	2,849

	36,224	35,078
Valuation allowance	(35,637)	(35,482)

Deferred tax assets after valuation allowance	587	(404)

Deferred tax liabilities:
Depreciation and amortization	(1,964)	(1,249)

Net deferred tax liability	$(1,377)	$(1,653)

The net deferred tax liabilities of $1.4 million, $1.7 million at December 31, 2012 and 2013, respectively, are reported on the balance sheets as follows (in thousands):

	As of December 31,
	2012	2013
Current deferred tax assets	$671	$48
Current deferred tax liabilities	—	(89)
Noncurrent deferred tax liabilities	(2,048)	(1,612)

Net deferred tax liabilities	$(1,377)	$(1,653)

As of December 31, 2012 and 2013, the Company had net deferred tax assets of $34.3 million, $33.8 million, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance exceeds the net deferred tax assets due to deferred tax liabilities associated with acquired intangibles for which the assets have an indefinite book life. The net valuation allowance increased (decreased) by approximately $3.7 million, $2.3 million and $(160,000) during the years ended December 31, 2011, 2012 and 2013, respectively. Deferred tax assets primarily relate to net operating loss and tax credit carryforwards.

As of December 31, 2013, the Company had federal net operating loss carryforwards of approximately $78.0 million. The Company also had federal research and development tax credit carryforwards of $1.7 million. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2021 if not utilized. Utilization of the net operating loss and tax credits carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of the net operating loss and tax credit carryforwards before utilization.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

U.S income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting purposes over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such permanently reinvested earnings totaled $1.5 million as of December 31, 2013. The amount of unrecognized deferred tax liability related to these temporary differences is estimated to be approximately $115,000 as of December 31, 2013.

The differences between the U.S. federal statutory income tax rates and our effective tax rates are (in thousands):

	Year ended December 31,
	2011	2012	2013
Profit before tax times statutory rate	$(3,963)	$(1,426)	$581
State income taxes, net of federal tax benefits	(602)	(298)	274
Stock compensation	86	67	229
Non-U.S income taxed at different rates	(51)	(129)	(155)
Tax Credits	(64)	0	(143)
Valuation allowance	3,801	1,976	(225)
Acquisition costs	268	—	—
Other	105	10	57

Provision/(benefit) for income taxes	$(420)	200	618

Effective tax rate	4%	(5)%	38%

The Company’s total amount of unrecognized tax benefits as of December 31, 2013 is $1.6 million. As of December 31, 2013, $1.2 million of the unrecognized tax benefits has been net against the related deferred tax assets. Total unrecognized tax benefits of $1.6 million as of December 31, 2013 include $400,000 that, if recognized, would reduce the effective income tax rate in future periods. However, one or more of these unrecognized tax benefits relate to deferred tax assets that could be subject to a valuation allowance if and when recognized in a future period, which could impact the timing of any related effective tax rate benefit.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits in 2012 and 2013 are as follows (in thousands):

	As of December 31,
	2012	2013
Beginning balance	$1,544	$1,622
Gross increase for tax positions of current year	55	93
Gross increase for tax positions of prior year	23	32
Gross decrease for tax positions of prior year	—	(113)
Currency translation	—	(35)

Ending balance	$1,622	$1,599

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the provision for income taxes in the period that such determination is made. The amount of interest and penalties accrued at December 31, 2011 was $51,000, of which $19,000 was recognized in the year ended December 31, 2011. The amount of interest and penalties accrued at December 31, 2012, was $93,000, of which $42,000 was recognized in the year ended December 31, 2012. The amount of interest and penalties accrued at December 31, 2013, was $145,000 of which $52,000 was recognized in the year ended December 31, 2013.

The Company files income tax returns in the United States, including various state jurisdictions. The Company’s subsidiaries file tax returns in various foreign jurisdictions, including China and Canada. The tax years 1998 to 2013 remain open to U.S. federal and state examination to the extent of the utilization of net operating loss and credit carry-overs. The years 2008 to 2013 remain open to Canada federal and provincial tax examinations. As of March 31, 2014, the Company was not under examination by the Internal Revenue Service or any state or foreign tax jurisdiction.

Tax expense for the three months ended March 2014 and 2013 was $215,000 and $20,000, respectively. The tax rate for the three months ended March 31, 2014 is substantially higher than the U.S. federal and state statutory tax rates due to profitable operations in Canada and a loss in the U.S. and Japan for which no tax benefit can be recognized due to the Company’s valuation allowance in these jurisdictions. The tax rate for the three months ended March 31, 2013 is substantially lower than the U.S. federal and state statutory tax rates due to profitable operations in Canada and a loss in the U.S. for which no tax benefit can be recognized due to the Company’s valuation allowance related to the U.S operations.

14. Segment Information and Information about Geographic Areas

The Company operates as a single operating segment and reporting unit. The Company’s chief operating decision-maker is the chief executive officer who reviews financial information on a consolidated basis in addition to revenues by product line for purposes of evaluating financial performance.

ProteinSimple

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 is unaudited)

Revenue is attributed to three geographic areas based on the location of the customers. The following is a summary of revenue by geographic location (in thousands):

	Year ended December 31,						Three months ended March 31,
	2011		2012		2013		2013		2014
							(unaudited)
Americas(1)	$21,235	63%	$25,731	64%	$29,997	59%	$5,834	56%	$7,832	60%
EMEA(2)	7,691	23%	9,099	22	13,442	26	2,666	26	3,455	26
APAC(3)	4,848	14%	5,471	14	7,660	15	1,857	18	1,808	14

Total revenue	$33,774	100%	$40,301	100%	$51,099	100%	$10,357	100%	$13,095	100%

(1)	United States revenue was $20,090, $25,006 and $29,381 in the year ended December 31, 2011, 2012 and 2013, respectively. United States revenue was $5,962 and $7,578 in the three months ended March 31, 2013 and 2014.
(2)	Europe, Middle East and Africa (“EMEA”); United Kingdom revenue was $1,367 in the three months ended March 31, 2014.
(3)	Asia and Pacific regions (“APAC”); China revenue was $1,054 in the three months ended March 31, 2013.

The following table presents a summary of long-lived assets as of December 31, 2012 and 2013 and March 31, 2014 (in thousands):

	As of December 31,		As of March 31,
	2012	2013	2014
			(unaudited)
Americas	$1,331	$1,840	$2,038
EMEA	2	—	—
APAC	18	78	72

Property and equipment, net	$1,351	$1,918	$2,110
Americas	10,814	7,666	7,178

Identifiable intangible assets, net	$10,814	$7,666	$7,178

Total long-lived assets	$12,165	$9,584	$9,288

15. Subsequent Events

In April 2014, the Company entered into a lease agreement for 97,957 square feet of office and research and development space in San Jose, California. The lease commencement date is September 2014 and expires in September 2023 with a lease term of 9 years. The total undiscounted of minimum rental payments for the term of the lease is approximately $24.2 million.

In April 2014, limited recourse notes issued to certain executive officers in the amount of $1.5 million were paid in full to the Company.

Management has reviewed and evaluated material subsequent events from the balance sheet date of December 31, 2013, through the financial statements’ issue date of April 30, 2014. No subsequent events have been identified for disclosure, other than as noted above.

16. Subsequent Events (unaudited)

For our interim condensed consolidated financial statements as of March 31, 2014, and for the three months then ended, we have evaluated subsequent events through May 1, 2014, which is the date the financial statements were available to be issued.